EXHIBIT 11.1

                       CORCOM INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER SHARE
           for the years ended December 31, 1996, 1995, and 1994
            (Amounts in thousands except per share information)



                                         1996           1995             1994
Common and common equivalent
 shares:
 Average shares outstanding             3,785          3,686            3,570
 Additional shares assuming exercise
  of dilutive stock options, based
  on the treasury stock method using
  average market price                    172            181              150

Average number of common and common
 equivalent shares                      3,957          3,867            3,720

Net income                             $5,472         $2,786           $1,243

Net income per common and common
 equivalent share                     $  1.38        $  0.72          $  0.33


Net income per common and common
 equivalent share, assuming full
 dilution:
 Average shares outstanding             3,785          3,686           3,570
 Additional shares assuming exercise
  of dilutive stock options, based
  on the treasury stock method using
  the period-end price if higher than
  the average market price                172            209             152

Fully diluted average number of common
 and common equivalent shares           3,957          3,895           3,722

Net income                             $5,472         $2,786          $1,243

Net income per common and common
 equivalent share                     $  1.38        $  0.72         $  0.33